EXECUTION COPY

                                          Published Deal CUSIP Number: 03235GAA3
                          Published Revolving Commitment CUSIP Number: 03235GAB1


                                U.S. $900,000,000

                           FIVE YEAR CREDIT AGREEMENT

                           Dated as of March 31, 2005

                                      Among

                                  AMVESCAP PLC
                                   as Borrower

                                       and

                        THE INITIAL LENDERS NAMED HEREIN
                               as Initial Lenders

                                       and

                              BANK OF AMERICA, N.A.
                             as Administrative Agent



                         BANC OF AMERICA SECURITIES LLC

                                       and

                          CITIGROUP GLOBAL MARKETS INC.
                    as Joint Lead Arrangers and Book Managers

                                  CITIBANK N.A.
                              as Syndication Agent

                      HSBC BANK USA, NATIONAL ASSOCIATION,
                            JPMORGAN CHASE BANK, N.A.
                                       and
                       WACHOVIA BANK, NATIONAL ASSOCIATION
                           as Co-Documentation Agents

                               Table of Contents

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ARTICLE I             DEFINITIONS AND ACCOUNTING TERMS...........................................................1

         Section 1.01          Certain Defined Terms.............................................................1
         Section 1.02          Computation of Time Periods......................................................16
         Section 1.03          Accounting Terms.................................................................16

ARTICLE II            AMOUNTS AND TERMS OF THE ADVANCES.........................................................16

         Section 2.01          The Advances.....................................................................16
         Section 2.02          Making the Advances..............................................................17
         Section 2.03          Swing Line Loans.................................................................18
         Section 2.04          Fees.............................................................................21
         Section 2.05          Termination, Reduction or Increase of the Commitments............................21
         Section 2.06          Repayment of Advances............................................................23
         Section 2.07          Interest on Advances.............................................................24
         Section 2.08          Interest Rate Determination......................................................24
         Section 2.09          Optional Conversion of Advances..................................................25
         Section 2.10          Prepayments of Advances..........................................................25
         Section 2.11          Increased Costs..................................................................27
         Section 2.12          Illegality; Circumstances Affecting Availability.................................28
         Section 2.13          Payments Generally and Computations..............................................28
         Section 2.14          Taxes............................................................................29
         Section 2.15          Sharing of Payments, Etc.........................................................33
         Section 2.16          Use of Proceeds..................................................................33

ARTICLE III           CONDITIONS TO EFFECTIVENESS AND LENDING...................................................33

         Section 3.01          Conditions Precedent to Effectiveness............................................33
         Section 3.02          Conditions Precedent to Each Borrowing and Each Increase Date....................35
         Section 3.03          Determinations Under Section 3.01................................................35

ARTICLE IV            REPRESENTATIONS AND WARRANTIES............................................................35

         Section 4.01          Representations and Warranties of the Borrower...................................35

ARTICLE V             COVENANTS OF THE BORROWER.................................................................39

         Section 5.01          Affirmative Covenants............................................................39
         Section 5.02          Negative Covenants...............................................................44
         Section 5.03          Financial Covenants..............................................................48

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                               Table of Contents
                                  (continued)
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ARTICLE VI            EVENTS OF DEFAULT.........................................................................48

         Section 6.01          Events of Default................................................................48
         Section 6.02          Application of Funds.............................................................51

ARTICLE VII           Administrative Agent......................................................................52

         Section 7.01          Appointment and Authority........................................................52
         Section 7.02          Rights as a Lender...............................................................52
         Section 7.03          Exculpatory Provisions...........................................................52
         Section 7.04          Reliance by Administrative Agent.................................................53
         Section 7.05          Delegation of Duties.............................................................53
         Section 7.06          Resignation of Administrative Agent..............................................54
         Section 7.07          Non-Reliance on Administrative Agent and Other Lenders...........................55
         Section 7.08          No Other Duties, Etc.............................................................55
         Section 7.09          Administrative Agent May File Proofs of Claim....................................55
         Section 7.10          Guaranty Matters.................................................................56

ARTICLE VIII          MISCELLANEOUS.............................................................................56

         Section 8.01          Amendments, Etc..................................................................56
         Section 8.02          Notices; Effectiveness; Electronic Communication.................................57
         Section 8.03          No Waiver; Remedies..............................................................59
         Section 8.04          Expenses; Indemnity; Damage Waiver...............................................59
         Section 8.05          Right of Set-off.................................................................61
         Section 8.06          Successors and Assigns...........................................................61
         Section 8.07          Treatment of Certain Information; Confidentiality................................64
         Section 8.08          Governing Law....................................................................65
         Section 8.09          Execution in Counterparts........................................................65
         Section 8.10          Survival of Representations and Warranties.......................................65
         Section 8.11          Replacement of Lenders...........................................................66
         Section 8.12          Jurisdiction, Etc................................................................66
         Section 8.13          Judgment.........................................................................67
         Section 8.14          Waiver of Jury Trial.............................................................68
         Section 8.15          USA PATRIOT Act Notice...........................................................68
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                                      -ii-

Schedules

Schedule I                 -   List of Applicable Lending Offices
Schedule 1.01              -   Mandatory Costs
Schedule 4.01(b)           -   Subsidiaries
Schedule 4.01(d)           -   Required Authorizations
Schedule 4.01(i)           -   Disclosed Litigation
Schedule 4.01(v)           -   Existing Debt
Schedule 5.02(a)           -   Existing Liens
Schedule 8.02              -   Administrative Agent's Office; Certain Addresses
                                 for Notices
Schedule 8.06              -   Processing and Recordation Fees

Exhibits

Exhibit A                  -   Form of Note
Exhibit B-1                -   Form of Notice of Borrowing
Exhibit B-2                -   Form of Swing Line Loan Notice
Exhibit C                  -   Form of Assignment and Assumption
Exhibit D                  -   Form of Assumption Agreement
Exhibit E                  -   Form of Guaranty
Exhibit F                  -   Form of Opinion of U.S. Counsel for the Borrower
Exhibit G                  -   Form of Opinion of U.K. Counsel for the Borrower
Exhibit H                  -   UK Tax Compliance Certificate

                           FIVE YEAR CREDIT AGREEMENT


         This Five Year Credit Agreement (the "Agreement") is entered into as of March 31, 2005 among AMVESCAP PLC, a company organized under the laws of England and Wales, and its successors (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and BANK OF AMERICA, N.A. ("Bank of America"), as administrative agent (the "Administrative Agent" or "Agent") for the Lenders (as hereinafter defined), hereby agree as follows:

                             PRELIMINARY STATEMENTS:

         The Borrower has requested that the Lenders provide the Borrower with a revolving credit facility in an initial principal amount of up to $900,000,000. The Lenders have agreed, subject to the terms and conditions of this Agreement, to provide such credit facility to the Borrower.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Adjusted Debt" outstanding on any date means the sum, without duplication, of (a) the aggregate principal amount of all Debt of the Borrower and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)) of the definition of "Debt" and (b) the aggregate principal amount of all Debt of the Borrower and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clause (i) of the definition of Debt that relates to Debt of other Persons of the kinds referred to in clauses (a), (c), (d), (e), (f) and
         (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)), of the definition of "Debt".

                  "Administrative Agent's Account" means (a) in the case of Advances denominated in Dollars the account of the Administrative Agent maintained by the Administrative Agent at Bank of America with its office at Charlotte, North Carolina, ABA No. 026009593, Account No. 1366212250600 Bank of America N.A. New York, NY Account Name: Corporate Credit Support Re: AMVESCAP, and (b) in the case of Advances denominated in Sterling, the account of the Administrative Agent maintained by the Administrative Agent at Midland Bank PLC with its office at 110 Cannon Street, EC4N 6AA London, England, for the account of Bank of America, N.A., Account # 00478549 Ref: AMVESCAP.

                  "Advance" means an advance by a Lender to the Borrower as part of a Borrowing and, unless such Borrowing is a Swing Line Loan, refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a "Type" of Advance), and, as the context may require, includes an advance of a Swing Line Loan by the Swing Line Lender to the Borrower.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Performance Level applicable on such date as set forth below:

                         Applicable Margin for           Applicable Margin for
Performance Level          Base Rate Advances         Eurocurrency Rate Advances
--------------------------------------------------------------------------------
       I                           0%                           0.360%
--------------------------------------------------------------------------------
       II                          0%                           0.400%
--------------------------------------------------------------------------------
       III                         0%                           0.475%
--------------------------------------------------------------------------------
       IV                          0%                           0.575%
--------------------------------------------------------------------------------
       V                           0%                           0.750%
--------------------------------------------------------------------------------

         For purposes of this definition, the Performance Level shall be determined as at the end of each fiscal quarter of the Borrower based upon the calculation of the Debt/EBITDA Ratio for such fiscal quarter set forth in the compliance certificate delivered pursuant to Section 5.01(j)(i) or (ii). The Applicable Margin shall be adjusted (if necessary) upward or downward as of the first day of each fiscal quarter to reflect the Performance Level as of the last day of the immediately preceding fiscal quarter; provided that if such compliance certificate is delivered after the first day of a fiscal quarter, such adjustment shall be made on the first day following the delivery of such compliance certificate and shall be deemed to have become effective as of the first day of such fiscal quarter. Initially, from the Effective Date until the next date for which a compliance certificate is delivered pursuant to Section 5.01(j)(i) or (ii), the Applicable Margin shall be determined by reference to Performance Level III.

                  "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Performance Level applicable on such date as set forth below:

                 Performance                       Applicable
                    Level                          Percentage
                -------------------------------------------------
                      I                              0.090%
                -------------------------------------------------
                     II                              0.100%
                -------------------------------------------------
                     III                             0.125%
                -------------------------------------------------
                     IV                              0.175%
                -------------------------------------------------
                      V                              0.250%
                -------------------------------------------------

         For purposes of this definition, the Performance Level shall be determined as at the end of each fiscal quarter of the Borrower based upon the calculation of the Debt/EBITDA Ratio for such fiscal quarter set forth in the compliance certificate delivered pursuant to Section 5.01(j)(i) or (ii). The Applicable Percentage shall be adjusted (if necessary) upward or downward as of the first day of each fiscal quarter to reflect the Performance Level as of the last day of the immediately preceding fiscal quarter; provided that if such compliance certificate is delivered after the first day of a fiscal quarter, such adjustment shall be made on the first day following the delivery of such compliance certificate and shall be deemed to have become effective as of the first day of such fiscal quarter. Initially, from the Effective Date until the next date for which a compliance certificate is delivered pursuant to Section 5.01(j)(i) or (ii), the Applicable Percentage shall be determined by reference to Performance Level III.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "Arrangers" means the entities listed as Joint Lead Arrangers on the cover page hereto.

                  "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

                  "Assignment and Assumption" means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C attached hereto.

                  "Assuming Lender" means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.05(b).

                  "Assumption Agreement" means an agreement in substantially the form of Exhibit D attached hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.05(b), in each case agreeing to be bound by all obligations of a Lender hereunder.

                  "Bank of America" has the meaning specified in the recital of parties to this Agreement.

                  "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and
         (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Base Rate Advance" means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

                  "Borrower" has the meaning specified in the recital of parties to this Agreement.

                  "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type, and in the case of Eurocurrency Rate Advances, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or a Swing Line Borrowing, or both, as the context may require.

                  "Business Day" means a day of the year other than a day on which banks are required or authorized by law to close in New York City and Charlotte, North Carolina and, if the applicable Business Day relates to any Eurocurrency Rate Advances, a day on which dealings are carried on in the London interbank market and banks are open for business in London.

                  "Capital Leases" means all leases that have been or should be, in accordance with International Financial Reporting Standards, recorded as capital leases.

                  "Commitment" means, as to any Lender, the Dollar amount set forth opposite its name on the signature pages hereof or, if such Lender has entered into any Assumption Agreement or Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), in each case as such amount may be reduced pursuant to Section 2.05(a) or increased pursuant to Section 2.05(b).

                  "Consolidated" refers to the consolidation of accounts in accordance with International Financial Reporting Standards.

                  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

                  "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business and payable on customary terms), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than trade payables incurred in the ordinary course of such Person's business and payable on customary terms), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements on the date of determination, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a written agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided that, in no event shall "Debt" include any obligations of the Borrower or any Subsidiary incurred in connection with any securitization program described in Section 5.02(d)(ii).

                  "Debt/EBITDA Ratio" means, as of any date of determination, the ratio of Adjusted Debt to EBITDA for each period of four consecutive fiscal quarters of the Borrower ended on or immediately prior to such time.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Advances or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such failure is the subject of a good faith dispute or unless such failure has been cured or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

                  "Disclosed Litigation" has the meaning specified in Section 4.01(i).

                  "Dollars" and the "$" sign each means lawful money of the United States of America.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "EBITDA" means, for any period, net income (or net loss) of the Borrower and its Subsidiaries, on a Consolidated basis plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) extraordinary losses, (f) exceptional losses, and (g) all non-cash charges exclusive of any non-cash charge to the extent it represents a reserve for cash expenditures in any future period, minus (x) extraordinary gains and
         (y) exceptional gains, in each case determined in accordance with International Financial Reporting Standards for such period, and (z) all non-cash gains exclusive of gains for which the Borrower expects cash proceeds in a future period; provided, that, for purposes of calculating EBITDA for the Borrower and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Borrower or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

                  "Effective Date" has the meaning specified in Section 3.01.

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its lending offices, is capable of lending Sterling to the Borrower without the imposition of any additional Indemnified Taxes

                  "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

                  "Equivalent" in Dollars of Sterling on any date means the equivalent in Dollars of Sterling determined by using the quoted spot rate at which Bank of America's principal office in London offers to exchange Dollars for Sterling in London at 11:00 A.M. (London time) two Business Days prior to such date, and the "Equivalent" in Sterling of Dollars means the equivalent in Sterling of Dollars determined by using the quoted spot rate at which Bank of America's principal office in London offers to exchange Sterling for Dollars in London at 11:00 A.M. (London time) two Business Days prior to such date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of any Loan Party's controlled group, or under common control with any Loan Party, within the meaning of Section 414
         (b) or (c) of the Internal Revenue Code or, for purposes of Sections 412(c)(ii) and 412(u) of the Internal Revenue Code, under Section 414(m) or (o) of the Internal Revenue Code.

                  "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) at the time when the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are applicable to any Loan Party or any ERISA Affiliate an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan within the following 30 days; (b) the filing by any Loan Party or any ERISA Affiliate of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
         (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA on the assets of any Loan Party or any ERISA Affiliate shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring any Loan Party or any ERISA Affiliate to provide security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to
         Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition set forth in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Loan Party or any ERISA Affiliate that it has made a determination under such section or that it is considering termination of a Plan on such grounds.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Eurocurrency Base Rate" has the meaning specified in the definition of Eurocurrency Rate.

                  "Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic

         Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Eurocurrency Rate" means for any Interest Period with respect to a Eurocurrency Rate Advance, a rate per annum determined by the Administrative Agent pursuant to the following formula:

                                            Eurocurrency Base Rate
                                -----------------------------------------------
          Eurocurrency Rate  =       1.00 - Eurocurrency Reserve Percentage

                  Where,

                           "Eurocurrency Base Rate" means, for such Interest
                  Period:

                           (a) the rate per annum equal to the British Banker's
                  Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

                           (b) If such rate referenced in the preceding clause
                  (a) is not available at such time for any reason, then the "Eurocurrency Base Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

                           "Eurocurrency Reserve Percentage" means, for any day
                  during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

                  "Eurocurrency Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Existing Debt" means the Debt of the Borrower and its Subsidiaries outstanding as of the Effective Date, as listed on
         Schedule 4.01(v).

                  "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
         (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

                  "Fee Letter" means the letter agreement, dated February 2, 2005, among the Borrower, the Administrative Agent and Banc of America Securities LLC ("BAS").

                  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Guarantors" means INVESCO Institutional (N.A.) Inc., a Delaware corporation, INVESCO North American Holdings, Inc., a Delaware corporation, AIM Management Group Inc., a Delaware corporation, AIM Advisors, Inc., a Delaware corporation and upon the execution and delivery of an Assumption of Guaranty (as defined in the Guaranty) pursuant to Section 5.01(h) or otherwise by any other
         Subsidiary of the Borrower, such other Subsidiary.

                  "Guaranty" has the meaning specified in Section 3.01(c)(iv).

                  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

                  "Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

                  "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                  "Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate

         Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period for each Eurocurrency Rate Advance shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (i) the Borrower may not select any Interest Period
                  that ends after the Termination Date;

                           (ii) Interest Periods commencing on the same date for
                  Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

                           (iii) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (iv) whenever the first day of any Interest Period
                  occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "Internal Control Event" means, (i) a material weakness in internal control over financial reporting, as that term is defined in Rule 13a-15(f) of the Exchange Act, of the Borrower and its Subsidiaries, or (ii) material fraud that involves members of the senior management of the Borrower or any Subsidiary.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "International Financial Reporting Standards" means the accounting standards and principles issued or published by the International Accounting Standards Board and interpreted by the International Financial Reporting Interpretations Committee and applicable in the circumstances as of the date of a report, as such principles are supplemented, amended or modified from time to time.

                  "Investment" in any Person means any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person (other than a loan or advance), including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of "Debt" in respect of such Person.

                  "Lenders" means the Initial Lenders, each Assuming Lender and each Person that shall become a party hereto pursuant to Section 8.06.

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Loan Documents" means this Agreement, the Notes and the Guaranty.

                  "Loan Parties" means the Borrower and each Guarantor (each a "Loan Party").

                  "Mandatory Costs" means with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

                  "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole; provided, however, it is understood that certain enforcement actions and litigation relating to Subsidiaries of the Borrower as described in that certain Form F-4 Registration Statement dated January 12, 2005 as filed by the Borrower with the U.S. Securities and Exchange Commission will be deemed not to be a Material Adverse Change unless, and only to the extent, there shall have been a change or other development with respect to such enforcement actions and litigation and such change or other development results in a material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

                  "Material Subsidiary" means each Subsidiary of the Borrower to which as of the end of any fiscal year of the Borrower is attributed twenty percent or more of the Consolidated operating income of the Borrower and its Subsidiaries taken as a whole, determined by reference to the most recent annual audited financial statements delivered by the Borrower to the Lenders pursuant to Section 5.01(j) or, in the case of any Subsidiary of the Borrower that is acquired or is merged with or into any other Subsidiary of the Borrower, determined by reference to the pro forma financial statements of the Borrower and its Subsidiaries prepared in accordance with International Financial Reporting Standards as of the most recent fiscal year end of the Borrower, giving effect to such acquisition or merger as if such transaction had been consummated as of the last day of such fiscal year.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for current or former employees of any Loan Party or any ERISA Affiliate and at least one Person other than such Loan Party and the ERISA Affiliates.

                  "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender, as it may be amended, restated or modified from time to time, or any substitute therefor or replacement thereof.

                  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                  "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                  "Performance Level" means, as of any date of determination, the level set forth below as then applicable:

                  I        Debt/EBITDA Ratio is less than or equal to 1.25:1.00.

                  II Debt/EBITDA Ratio is greater than 1.25:1.00 but less than or equal to 1.75:1.00.

                  III Debt/EBITDA Ratio is greater than 1.75:1.00 but less than or equal to 2.25:1.00.

                  IV Debt/EBITDA Ratio is greater than 2.25:1.00 but less than or equal to 2.75:1.00.

                  V        Debt/EBITDA Ratio is greater than 2.75:1.00.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced except as otherwise provided: (a) Liens for taxes, assessments or other governmental charges being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by International Financial Reporting Standards or, if otherwise applicable, generally accepted accounting principles, shall have been made and maintained in accordance with International Financial Reporting Standards or, if otherwise applicable, generally accepted accounting principles, and past practices of the Borrower and its Subsidiaries therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by International Financial Reporting Standards or, if otherwise applicable, generally accepted accounting principles, shall have been made therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; (d) any Liens securing attachments or judgments unless the judgment it secures results or has resulted in an Event of Default under Section 6.01(f); and (e) leases or subleases granted to others, easements, rights of way and other encumbrances on title to real property that, in the case of any property material to the operation of the business of the Borrower and its Subsidiaries taken as a whole, do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the Total Commitment at such time.

                  "Register" has the meaning specified in Section 8.07(d).

                  "Relevant Taxing Authority" means the taxing authority with which the applicable Treaty Form is required to be filed, in the country of residence of a Lender.

                  "Related Parties" means with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

                  "Required Lenders" means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, including participations in all Swing Line Loans then outstanding, or, if no such principal amount is then outstanding, Lenders holding greater than 50% of the Commitments provided that the portion of the aggregate unpaid principal amount of the Advances owing to or deemed held by, and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

                  "Restricted Subsidiary" means each Subsidiary of the Borrower that (a) is a Guarantor or a Subsidiary of a Guarantor or (b) is subject to any agreement described in Section 5.02(i)(i), (ii) or
         (iii), provided that such Subsidiary shall be a Restricted Subsidiary under this clause (b) only so long as such agreement is in effect.

                  "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.

                  "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

                  "Securities Laws" means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Significant Subsidiary" means each Subsidiary of the Borrower that (a) is organized under the laws of the United States or any political subdivision thereof or (b) is an operating Subsidiary of the Borrower or a Subsidiary of the Borrower that directly or indirectly owns an operating Subsidiary of the Borrower.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than any Loan Party and the ERISA Affiliates.

                  "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,

         (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Sterling" means lawful money of the United Kingdom of Great Britain and Northern Ireland.

                  "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

                  "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.03.

                  "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

                  "Swing Line Loan" has the meaning specified in Section
         2.03(a).

                  "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

                  "Swing Line Sublimit" means an amount equal to the lesser of
         (a) $50,000,000 and (b) the Total Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

                  "Subsidiary" of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Termination Date" means the earlier of March 31, 2010, and the date of termination in whole of the Commitments pursuant to Section
         2.05 or 6.01.

                  "Total Commitment" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

                  "Treaty Form" means a form of claim for the benefits of an income tax treaty between the United Kingdom and the country of residence of a Lender or the Administrative Agent, as is specified from time to time by the Financial Intermediaries and Claims Office (International) of the Board of Inland Revenue for the United Kingdom.

                  "Type" has the meaning therefor in the definition of Advance.

                  "UK GAAP" means those general accepted accounting principles applied in the preparation of the financial statements referred to in
         Section 4.01(f).

                  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                  Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with International Financial Reporting Standards, except where UK GAAP is otherwise referenced.

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

         Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount (based in respect of any Advance denominated in Sterling on the Equivalent in Dollars), not to exceed at any time outstanding the amount of such Lender's Commitment less such Lender's Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans. Each Borrowing shall be in an aggregate amount of $5,000,000 (or the Equivalent thereof in Sterling) or an integral multiple of $1,000,000 (or the Equivalent thereof in Sterling) in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

         Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Sterling, or (z) 9:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, and signed by a duly authorized officer of the Borrower in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing,
(ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period and whether such Advance shall be in Dollars or in Sterling. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent's Account, in Same Day Funds, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's address referred to in Section 8.02.

         (b) Anything in subsection (a) above to the contrary notwithstanding,
(i) the Borrower may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 (or the Equivalent thereof in Sterling) or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or
2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

         (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in
Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

         (d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at
(i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

         (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

         Section 2.03 Swing Line Loans.

         (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make Advances (each such Advance, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the aggregate outstanding principal amount of Advances of the Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan,
(i) the aggregate outstanding principal amount of all Advances and all Swing Line Loans shall not exceed the Total Commitment, and (ii) the aggregate outstanding principal amount of the Advances of any Lender plus such Lender's Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans shall not exceed such Lender's Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.10, and reborrow under this Section 2.03. Each Swing Line Loan shall be in Dollars. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

         (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a duly authorized officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing

Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing
(A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of
Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 P.M. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower in Same Day Funds.

         (c) Refinancing of Swing Line Loans.

                  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's office not later than 1:00 P.M. (New York City time) on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

                  (ii) If for any reason any Swing Line Loan cannot be refinanced by such an Advance in accordance with Section 2.03(c)(i), the request for Base Rate Advances submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

                  (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                  (iv) Each Lender's obligation to make Advances or to purchase and fund risk participations in Swing Line Loans pursuant to this
         Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

         (d) Repayment of Participations.

                  (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

                  (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the all amounts owing hereunder and under any Loan Document and the termination of this Agreement.

         (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until a Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.03 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender, and after such Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.03 to refinance such Lender's Pro Rata Share of any Swing Line Loan, such interest shall be for the account of such Lender.

         (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

         Section 2.04 Fees.

         (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2005, and on the Termination Date.

         (b) Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including without limitation in the Fee Letter.

         Section 2.05 Termination, Reduction or Increase of the Commitments.

         (a) Termination or Reduction. The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction of the Total Commitment shall be in the aggregate amount of $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

         (b) Increase in Aggregate of the Commitments. The Borrower may at any time, by notice to the Administrative Agent, propose that the Total Commitment be increased (such aggregate amount being, a "Commitment Increase"), effective as at a date prior to the Termination Date (an "Increase Date") as to which agreement is to be reached by an earlier date specified in such notice (a "Commitment Date"); provided, however, that (A) the Borrower may not propose more than two Commitment Increases in any twelve month period, (B) the minimum proposed Commitment Increase per notice shall be $50,000,000, (C) in no event shall the Total Commitment at any time exceed $1,200,000,000, (D) at the time of and after giving effect to such Commitment Increase, the Debt/EBITDA Ratio is less than or equal to 2.75:1.00, (E) no Default shall have occurred and be continuing on such Increase Date and (F) an officer's certificate as to corporate authorization for such Commitment Increase and other appropriate documentation reasonably requested by the Administrative Agent, any Increasing Lender (as defined below) or any Assuming Lender are received by the Administrative Agent. The Administrative Agent shall notify the Lenders thereof promptly upon its receipt of any such notice. The Administrative Agent agrees that it will cooperate with the Borrower in discussions with the Lenders and other Eligible Assignees with a view to arranging the proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders (each such Lender that is willing to increase its Commitment hereunder being an "Increasing Lender") and the addition of one or more other Eligible Assignees as Assuming Lenders and as parties to this Agreement; provided, however, that it shall be in each Lender's sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment

Increase; and provided further that the minimum Commitment of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.05(b), shall be at least equal to $25,000,000. If any of the Lenders agree to increase their respective Commitments by an aggregate amount in excess of the proposed Commitment Increase, the proposed Commitment Increase shall be allocated among such Lenders as determined at such time by the Borrower. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Administrative Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date, the Commitments of such Assuming Lenders shall be, as of the Increase Date, the amounts specified in such notice and the Commitments of each Increasing Lender shall be, as of the Increase Date, increased by the amounts specified in such notice; provided that:

                           (x) the Administrative Agent shall have received
                  (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M. (New York City time) on the applicable Increase Date a copy certified by the Secretary, an Assistant Secretary or a comparable officer of the Borrower, of the resolutions adopted by the Board of Directors of the Borrower authorizing such Commitment Increase;

                           (y) each such Assuming Lender shall have delivered to
                  the Administrative Agent by no later than 10:00 A.M. (New York City time) on such Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Borrower; and

                           (z) each such Increasing Lender shall have delivered
                  to the Administrative Agent by no later than 10:00 A.M. (New York City time) on such Increase Date confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment.

         (c) In the event that the Administrative Agent shall have received notice from the Borrower as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (x) through (z) above shall have occurred prior to 10:00 A.M. (New York City time) on the applicable Increase Date to the satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) and the Borrower of the occurrence of such Commitment Increase by telephone, confirmed immediately in writing, and in any event no later than 1:00 P.M. (New York City time) on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the applicable Increase Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent's Account, in Same Day Funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender's Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender's Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase). After the Administrative Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase), provided that the Borrower will be subject to the payment of other costs, if any, pursuant to Section 8.04(c) in connection with any such distribution. Within five Business Days after the Borrower receives notice from the Administrative Agent, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent Notes payable to the order of each Assuming Lender, if any, and, each Increasing Lender, dated as of the applicable Increase Date, in a principal amount equal to such Lender's Commitment after giving effect to the relevant Commitment Increase, and substantially in the form of Exhibit A attached hereto. The Administrative Agent, upon receipt of such Notes, shall promptly deliver such Notes to the respective Assuming Lenders and Increasing Lenders.

         (d) In the event that the Administrative Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Commitment Date or the Borrower shall, by notice to the Administrative Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (b)(i)(x) through
(b)(i)(z) shall not have occurred by 10:00 A.M. (New York City time) on such Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (b)(i)(x) through (b)(i)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

         Section 2.06 Repayment of Advances.

         (a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Advances then outstanding together with all accrued and unpaid interest, fees and costs associated therewith. Repayments made pursuant to this clause (a) shall be in the same currency in which such outstanding Advances were made.

         (b) The Borrower shall repay each Swing Line Loan together with accrued and unpaid interest thereon on the earlier to occur of (i) the date twenty-one
(21) days after such Swing Line Loan is made and (ii) the Termination Date.

         Section 2.07 Interest on Advances.

         (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus
         (y) the Applicable Margin in effect from time to time plus (z) in the case of each Advance in Sterling, the Mandatory Cost, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

                  (iii) Swing Line Loans. With respect to each Swing Line Loan, a rate per annum equal at all times to (i) the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, or (ii) such other rate from time to time offered by the Swing Line Lender and accepted by the Borrower, in either event payable in arrears on the date of repayment or refinancing, in whole or in part, of such Swing Line Loan.

         (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

         Section 2.08 Interest Rate Determination.

         (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or (ii).

         (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period for such Eurocurrency Rate Advance, Convert into Base Rate Advances.

         (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

         (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

         Section 2.09 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day, with respect to Advances in Dollars, or the fifth Business Day, with respect to Advances in Sterling, prior to the date of the proposed Conversion and subject to the provisions of Sections
2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Eurocurrency Rate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

         Section 2.10 Prepayments of Advances.

         (a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the third Business Day, with respect to Advances in Dollars, or the fifth Business Day, with respect to Advances in Sterling, prior to the date of such proposed prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, with such prepayment to be made in the currency in which such Advances were made; provided, however, that (x) except in the case of prepayments of Swing Line Loans, as described in clause (z) below, each partial prepayment shall be in an aggregate principal amount of $5,000,000 or the Equivalent thereof in Sterling or an integral multiple of $1,000,000 or the Equivalent thereof in Sterling in excess thereof, (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and (z) in the case of a Swing Line Loan, the Borrower may prepay the outstanding principal amount of such Swing Line Loan, together with accrued interest to the date of such prepayment on the principal amount prepaid, at any time in minimum increments of $100,000.

         (b) Mandatory Prepayments.

                  (i) If at any time the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars of the aggregate principal amount of all Advances denominated in Sterling then outstanding exceeds the Total Commitment on such date, the Borrower shall, within two Business Days after receipt of such notice given pursuant to (ii) below, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed the Total Commitment on such date.

                  (ii) Each prepayment made pursuant to this Section 2.10(b) (A) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c), and (B) shall be made in the currency in which the Advances subject to such prepayment were made. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

         (c) Hedging Agreements. All Hedging Agreements, if any, between Borrower and any Lender or its affiliates are independent agreements governed by the written provisions of such Hedging Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in terms of this Agreement or the Notes, except as otherwise expressly provided in said written swap agreements, and any payoff statements from the Administrative Agent relating to this Agreement shall not apply to said Hedging Agreements, except as otherwise expressly provided in such payoff statement.

         Section 2.11 Increased Costs.

         (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation occurring after the date hereof,
(ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, or (iii) the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Advances, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern) and
(ii) changes in taxes measured by or imposed upon the net income or gross income or franchise taxes, or taxes measured by or imposed upon capital or net worth, or branch taxes, of such Lender or its Applicable Lending Office), then the Borrower shall from time to time, within ten days of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such additional cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

         (b) If any Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority regarding capital adequacy (whether or not having the force of law) issued or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, and such Lender reasonably determines that the rate of return on its or such controlling corporation's capital as a consequence is reduced to a level below that which such Lender or such controlling corporation would have achieved but for the occurrence of such conditions, then, within ten days of demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder.

         (c) If a Lender changes its Applicable Lending Office (other than pursuant to this Section 2.11 or Section 2.12 or 2.14(h)) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amounts under this Section 2.11, the Borrower shall not be obligated to pay such additional amount.

         (d) A certificate of a Lender setting forth the amount of any claim made under this Section 2.11 and identifying with reasonable specificity the basis for calculating such amount, shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.

         Section 2.12 Illegality; Circumstances Affecting Availability. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent (who will promptly notify the Borrower and the other Lenders) that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, or if the Administrative Agent determines that by reason of circumstances affecting foreign exchange and interbank markets generally, the Eurocurrency Rate cannot be determined, then (A) each Eurocurrency Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance, and (B) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Base Rate Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension or inability to determine the Eurocurrency Rate no longer exist or that such Lender has entered into one or more Assignment and Assumptions pursuant to Section 8.06 assigning its Commitment to one or more Eligible Assignees; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

         Section 2.13 Payments Generally and Computations.

         (a) General. All payments hereunder and under the Notes to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars, in the case of Advances denominated in Dollars, or in Sterling, in the case of Advances denominated in Sterling, to the Administrative Agent at the applicable Administrative Agent's Account in Same Day Funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.05(b) and upon the Administrative Agent's receipt of such Lender's Assumption Agreement and recording the information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assumed thereby to such Assuming Lender.

         (b) All computations of interest based on the Base Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, of interest for Swing Line Loans if not based on the Base Rate, and of facility fees, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Overnight Rate.

         Section 2.14 Taxes.

         (a) Except as otherwise required by law, any and all payments by the Borrower hereunder or under the Notes issued hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments hereunder or under the Notes being hereafter referred to as "Taxes"), excluding, in the case of payments made to any Lender or the Administrative Agent (A) Taxes imposed on or measured by its net income, and franchise Taxes, branch Taxes, Taxes on doing business and Taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of such Lender (and or such Lender's Applicable Lending Office) or the Administrative Agent being organized under the laws of, or being a legal resident of, or having a fixed place of business or a permanent establishment or doing business in the jurisdiction imposing such Tax (other than any such connection arising solely from such Lender (and or such Lender's Applicable Lending Office) or the Administrative Agent having executed, delivered or performed its obligations, or having received a payment, or having enforced its rights and remedies, under this Agreement or any of the other Loan Documents), (B) United Kingdom withholding Taxes except to the extent such United Kingdom withholding Taxes would not have been imposed but for a change, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, in United Kingdom tax law or United Kingdom officially published Inland Revenue practice or an amendment or revocation, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, of an applicable United Kingdom income tax treaty with Austria, Denmark, Finland, France, Germany, Ireland, Iceland, Luxembourg, Netherlands, Norway, Sweden, Switzerland or the United States, (C) United Kingdom Taxes imposed as a result of the failure of the Inland Revenue to approve, on or before a payment of interest to a Lender hereunder, a claim by such Lender for exemption from such United Kingdom Taxes, where such failure is due to such Lender's failure to timely submit a validly completed and executed Treaty Form within a time sufficient for the Inland Revenue to approve such Lender's claim prior to such payment of interest, it being understood that after any such approval by the Inland Revenue of such Lender's claim for exemption, such United Kingdom Taxes with respect to such Lender shall not be excluded from the application of this Section 2.14(a), and (D) United States withholding Taxes except to the extent such United States withholding Taxes are imposed solely as a result of (1) a change, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, in the Internal Revenue Code or any regulations promulgated thereunder (or in the official interpretation of the Internal Revenue Code or any regulations promulgated thereunder) or an amendment or revocation or change in official interpretation, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, of an applicable United States income tax treaty with Austria, Denmark, Finland, France, Germany, Ireland, Iceland, Luxembourg, Netherlands, Norway, Sweden or the United Kingdom or (2) the failure by the Borrower to timely request an updated or successor Form W-8BEN or W-8ECI, as appropriate, under Section 2.14(e) (all such non-excluded Taxes hereinafter referred to as "Indemnifiable Taxes"). If the Borrower shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum payable hereunder or under any Note issued hereunder to any Lender or the Administrative Agent or, if the Administrative Agent shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum paid or payable hereunder or under any Note to any Lender,
(i) the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnifiable Taxes (including deductions for Indemnifiable Taxes, whether by the Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise (other than income) or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or performing under this Agreement or the Notes or any document to be furnished under or in connection with any thereof or any modification or amendment in respect of this Agreement or the Notes (hereinafter referred to as "Other Taxes").

         (c) The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Indemnifiable Taxes or Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

         (d) Within 30 days after the date of any payment of Indemnifiable Taxes under Section 2.14(a) by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such receipt is received by the Borrower, or other written proof of payment reasonably satisfactory to the Administrative Agent showing payment thereof. In the case of any payment hereunder or under the Notes issued hereunder by or on behalf of the Borrower through an account or branch outside the United Kingdom or by or on behalf of the Borrower by a payor that is not a United Kingdom person, if the Borrower determines that no Indemnifiable Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Indemnifiable Taxes.

         (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower shall provide each of the Administrative Agent and the Borrower with (i) two original Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other from prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax and (ii) to the extent that any such form or other certification becomes obsolete with respect to any Lender, such Lender shall, upon the written request of the Borrower to such Lender and the Administrative Agent, promptly provide either an updated or successor form or certification to the Borrower and the Administrative Agent unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.

         (f) Each Lender shall (i) as soon as reasonably practicable following the date it becomes a party hereto, submit to its Relevant Taxing Authority a validly completed Treaty Form (or successor Treaty Form thereto) claiming exemption from United Kingdom withholding Tax on interest, or (ii) (A) on or before the date it becomes a party hereto, furnish to the Borrower, with a copy to the Administrative Agent, a certificate substantially in the form of Exhibit H (a "U.K. Tax Compliance Certificate") certifying that such Lender (1) is a Bank within the meaning of Section 840A of the Income and Corporation Taxes Act of 1988 of the United Kingdom and (2) is within the charge to corporation tax in the United Kingdom with respect to payment hereunder and (B) agree, upon reasonable request by the Borrower, to provide to the Borrower and the Administrative Agent, to the extent it is legally entitled to do so, such other forms as may be required by law in order to establish the legal entitlement of such Lender to an exemption from United Kingdom withholding Tax with respect to payments under this

Agreement and the Notes issued hereunder, unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.

         (g) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) or (f) (other than if the Borrower has failed to timely request with reasonable notice any appropriate renewal, successor or other form or if any such form otherwise is not required under subsection (e) or (f)), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Indemnifiable Taxes imposed by the United Kingdom or the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnifiable Taxes or United Kingdom withholding Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnifiable Taxes or United Kingdom withholding Taxes.

         (h) If a condition or an event occurs which would, or would upon the passage of time or giving notice, result in the payment of any additional amounts pursuant to this Section 2.14, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

         (i) If the Administrative Agent or any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Indemnifiable Taxes or Other Taxes as to which indemnification has been paid by the Borrower pursuant to Section 2.14(a) or (c), it shall promptly remit such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender; provided, however, that the Borrower upon the request of the Administrative Agent or such Lender, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent or such Lender shall provide the Borrower with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring the repayment of such refund. Nothing contained herein shall impose an obligation on the Administrative Agent or any Lender to apply for any refund or to disclose to any party any information regarding their proprietary information regarding tax affairs and computations. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, to the extent permitted by law, rule or regulation, shall reasonably cooperate with the Borrower in challenging such Taxes at the Borrower's expense if so requested by the Borrower in writing.

         (j) If a Lender changes its Applicable Lending Office (other than pursuant to subsection (h) above or Section 2.11 or 2.12) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amounts under this Section 2.14, the Borrower shall not be obligated to pay such additional amount.

         (k) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender specified in Section 2.14(a), (b), or (c) above, as the case may be, and identifying with reasonable specificity the basis for calculation of such amount or amounts, shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.

         (l) The obligations of a Lender under this Section 2.14 shall survive the termination of this Agreement and the payment of the Advances and all amounts payable hereunder.

         Section 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         Section 2.16 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to refinance Existing Debt, (ii) to provide liquidity support for commercial paper issued by the Borrower and (iii) for working capital and other general corporate purposes (including acquisitions) of the Borrower and its Subsidiaries.

                                  ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

         Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date on or before March 31, 2005 (the "Effective Date") on which the following conditions precedent have been satisfied:

         (a) The Borrower shall have paid all fees and expenses of the Administrative Agent and the Lenders payable hereunder and accrued as of the Effective Date (including the accrued fees and expenses of counsel to the Administrative Agent).

         (b) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                  (i) The representations and warranties contained in Section
         4.01 are correct in all material respects on and as of the Effective Date, and

                  (ii) No event has occurred and is continuing that constitutes a Default.

         (c) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

                  (i) The Notes payable to the order of each of the Lenders, in a principal amount equal to each such Lender's Commitment.

                  (ii) Certified copies of the resolutions of the Board of Directors (or committee thereof) of the Borrower and each other Loan Party approving this Agreement, the Notes and the Guaranty to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and the Guaranty.

                  (iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.

                  (iv) A guaranty in substantially the form of Exhibit E (as amended, supplemented or otherwise modified from time to time, the "Guaranty"), duly executed by each Guarantor.

                  (v) An opinion of Alston & Bird, LLP, counsel for the Loan Parties, in substantially the form of Exhibit F attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.

                  (vi) An opinion of Linklaters, English counsel for the Borrower, in substantially the form of Exhibit G attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.

                  (vii) An acceptance of the appointment of the Process Agent (as such term is defined in Section 8.12).

         (d) The termination of the commitments of the lenders and the payment in full of all amounts outstanding under (i) the Five Year Credit Agreement dated as of June 18, 2001 among the Borrower, the lenders party from time to time thereto, Citibank, N.A., Bank of America, N.A. and HSBC Bank PLC, as co-syndication agents, and Bank of America, N.A. as funding agent, as thereafter amended, and (ii) the 364-Day Credit Agreement dated as of June 18, 2001 among the Borrower, the lenders party from time to time thereto, Citibank, N.A., Bank of America, N.A.

and HSBC Bank PLC, as co-syndication agents, and Bank of America, N.A. as funding agent, as thereafter amended.

         Section 3.02 Conditions Precedent to Each Borrowing and Each Increase Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing and each increase of Commitments pursuant to Section 2.05(b) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Increase Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and request for Commitment increase and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Increase Date such statements are true):

                  (a) the representations and warranties contained in Section
         4.01 (excluding, in the case of Borrowings, clauses (g) and (i)(i) of Section 4.01) are correct in all material respects on and as of the date of such date, before and after giving effect to such Borrowing or such Increase Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects on and as of such earlier date, and

                  (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, or such Increase Date that constitutes a Default.

         Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

         (a) Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

         (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens. Each such Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

         (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the incurrence of the obligations provided for herein and therein, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

         (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the performance of any Loan Document or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect.

         (e) This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

         (f) The Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants (as to such Consolidated financial statements), and the Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at September 30, 2004, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at September 30, 2004, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with UK GAAP applied on a consistent basis.

         (g) Since December 31, 2003, there has been no Material Adverse Change.

         (h) No written information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.

         (i) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or, to the best knowledge of the Loan Parties, any of its Subsidiaries pending or, to the best knowledge of the Loan Parties, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the matters described on Schedule 4.01(i) hereto (the "Disclosed Litigation")) and there has been no change or other development in the Disclosed Litigation which is reasonably likely to result in a material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

         (j) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Advance nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

         (k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

         (l) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) required to be filed for each Plan, copies of which have been filed with the Internal Revenue Service and, with respect to each Plan whose funded current liability percentage (as defined in Section 302(d)(8) of ERISA) is less than 100%, furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

         (m) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur (i) any liability under Section 4064 or 4069 of ERISA or (ii) any Withdrawal Liability to any Multiemployer Plan that has resulted or would be reasonably likely to result in a Material Adverse Effect.

         (n) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of any Loan Party or any ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

         (o) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

         (p) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or a company "controlled by" an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

         (q) Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (r) Each Subsidiary of the Borrower engaged in advisory or management activities, if any, is duly registered as an investment adviser as and to the extent required under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder. Each Subsidiary of the Borrower engaged in the broker-dealer business, if any, is duly registered as a broker-dealer as and to the extent required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and, as and to the extent required is a member in good standing of the National Association of Securities Dealers, Inc.

         (s) As of the Effective Date, neither the Borrower nor any of its Subsidiaries is in default and no waiver of default is in effect with respect to the payment of any principal or interest of any Existing Debt for borrowed money.

         (t) The obligations of each Loan Party under the Loan Documents to which it is a party constitute direct, unconditional and general obligations of such Loan Party that rank and will rank at least pari passu in priority of payment and in all other respects with all other Debt of such Loan Party.

         (u) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

         (v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Existing Debt showing as of the date hereof the principal amount outstanding thereunder.

         (w) The Borrower and each of its Significant Subsidiaries owns or has fully sufficient right to use, free from all material restrictions (other than Permitted Liens and Liens permitted under Section 5.02(a)), all real and personal (including, without limitation, intellectual) properties that are necessary for the operation of their respective businesses as currently conducted.

         (x) As of the Effective Date, except under documents governing any Existing Debt, no Subsidiary of the Borrower is party to any agreement prohibiting, conditioning or limiting the payment of dividends or other distributions to the Borrower or any of its Subsidiaries or the repayment of Debt owed to the Borrower by any Subsidiary of the Borrower.

         (y) Environmental Compliance. The Borrower and each Subsidiary is in compliance with all Environmental Laws, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE V

                            COVENANTS OF THE BORROWER

         Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

         (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include (to the extent applicable), without limitation, compliance with the Investment Advisers Act of 1940, as amended, ERISA and environmental laws, except where the failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect.

         (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

         (c) Maintenance of Insurance. Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Significant Subsidiary operates.

         (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, registrations, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c); and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, registration, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the failure to so maintain such existence (in the case of any Subsidiary that is not a Loan Party) or such rights and franchises (in the case of the Borrower or any of its Subsidiaries) would not, and would not be reasonably expected to, have a Material Adverse Effect.

         (e) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

         (f) Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Significant Subsidiary in accordance with generally accepted accounting principles applicable to such Person in effect from time to time.

         (g) Maintenance of Properties, Etc. Take all reasonable action to maintain and preserve, and cause each of its Subsidiaries to take all reasonable action to maintain and preserve, all of its properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain and preserve such properties would not, and would not be reasonably expected to, have a Material Adverse Effect.

         (h) New Material Subsidiaries. Promptly and in any event within 30 days following the request of the Required Lenders made after either (i) the organization or acquisition of any new Material Subsidiary or (ii) the delivery of audited annual financial statements pursuant to Section 5.01(j) that indicate that a Subsidiary of the Borrower that is not at such time a Guarantor is a Material Subsidiary, cause such Material Subsidiary to execute and deliver an Assumption of Guaranty (as defined in the Guaranty), together with such documents as the Required Lenders may request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of officers of such Material Subsidiary, provided that a Material Subsidiary shall not be required to become a Guarantor if (A) a guaranty by such Material Subsidiary would result in materially adverse tax consequences to the Borrower and its Subsidiaries or shareholders of the Borrower or (B) a guaranty by such Material Subsidiary is prohibited or limited by regulatory requirements or applicable law.

         (i) Use of Proceeds. Use the proceeds of the Advances solely as provided in Section 2.16 and otherwise in accordance with the terms hereof.

         (j) Reporting Requirements. Furnish to the Administrative Agent and the
Lenders:

                  (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and, consistent with past practice, consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and, consistent with past practice, consolidating statements of income and Consolidated cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with International Financial Reporting Standards and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in International Financial Reporting Standards used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, (a) a statement of reconciliation conforming such financial statements to the International Financial Reporting Standards utilized as of the Effective Date and (b) another certificate of the chief financial officer of the Borrower setting forth in reasonable detail the calculations, utilizing such former International Financial Reporting Standards as of the Effective Date, necessary to demonstrate compliance with Section 5.03;

                  (ii) (A) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and Consolidated cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by (i) a report and opinion as to such Consolidated financial statements by Ernst & Young LLP or other independent public accountants approved by the audit committee of the Borrower's board of directors and, if other than Deloitte & Touche LLP, KPMG LLP, or PricewaterhouseCoopers LLP, reasonably acceptable to the Required Lenders (the "Auditor"), which report and opinion shall be prepared in accordance with applicable audit standards, and which report and opinion shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in International Financial Reporting Standards used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, (a) a statement of reconciliation conforming such financial statements to the International Financial Reporting Standards utilized as of the Effective Date and (b) another certificate of the chief financial officer of the Borrower setting forth in reasonable detail the calculations, utilizing such former International Financial Reporting Standards as of the Effective Date, necessary to demonstrate compliance with Section 5.03;

                           (B) as soon as available and in any event within 150 days after the end of each fiscal year of the Borrower (i) consistent with past practice, a copy of consolidating balance sheets as of the end of such fiscal year and consolidating statements of income, and
          (ii) following such time as Section 404 of Sarbanes-Oxley is applicable to the Borrower, a report of management on the Borrower's internal control over financial reporting pursuant to Item 308(a) of Regulation S-K promulgated under the Exchange Act, a report of the Auditor on management's assessment of the Borrower's internal control over financial reporting pursuant to Item 308(b) of Regulation S-K promulgated under the Exchange Act, and an independent assessment by the Auditor as to the effectiveness of the Borrower's internal control over financial reporting;

                  (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                  (iv) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(i);

                  (v) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that (1) any ERISA Event has occurred which could result in a material liability of any Loan Party or any ERISA Affiliate, or (2) any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur a material liability under Section 4064 or 4069 of ERISA, a statement of the chief financial officer of the Borrower describing such ERISA Event and the circumstances giving rise to, and the amount of such liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

                  (vi) promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                  (vii) promptly upon request from the Administrative Agent or any Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500

         Series) required to be filed with respect to each Plan whose funded current liability percentage (as defined in Section 302(d)(8) of ERISA) is less than 100%;

                  (viii) promptly and in any event within 20 days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition on any Loan Party or any ERISA Affiliate of Withdrawal Liability in a material amount by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B),

                  (ix) promptly and in any event within five Business Days after the organization or acquisition of any Material Subsidiary, notice of such event;

                  (x) following such time as Section 404 of Sarbanes-Oxley is applicable to the Borrower, promptly, notice of the Auditor's determination (in connection with its preparation of its report under Section 5.01(j)(ii)(A)) or the Borrower's determination of the occurrence or existence of any Internal Control Event at any time; and

                  (xi) such other information respecting the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

         Documents required to be delivered pursuant to Section 5.01(j)(i) or
(ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 8.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificate required by Section 5.01(j)(i) and (ii) to the Administrative Agent. Except for such compliance certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC", the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor"; and (z) the Administrative Agent and each Arranger shall be entitled to treat the Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor".

         (k) Internal Control Events. Following such time as Section 404 of Sarbanes-Oxley is applicable to the Borrower, upon notification from the Administrative Agent to the Borrower that the Required Lenders require remediation of any Internal Control Event of which they have received notice pursuant to Section 5.01(j)(x) or as reported in any report delivered pursuant to Section 5.01(j)(ii), remediate or cause to be remediated such Internal Control Event, and to test and confirm such remediation, not later than the end of the time period reasonably agreed by the Required Lenders with the Borrower as necessary for such remediation (the "Remediation Period"). It is understood that the Remediation Period will require a sufficient period of time to permit testing required by the relevant Securities Laws.

         Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:

         (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

                  (i) Permitted Liens;

                  (ii) Liens on deposit accounts of the Borrower and its Subsidiaries in respect of their cash pooling operations;

                  (iii) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); provided, however, that no such Lien shall extend to or cover any properties of any character other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iii) and clause (iv) below shall not exceed $100,000,000 at any time outstanding;

                  (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) and clause
         (iii) above shall not exceed $100,000,000 at any time outstanding;

                  (v) Liens arising pursuant to one or more securitization programs permitted pursuant to Section 5.02(d)(ii);

                  (vi) the replacement, extension or renewal of any Lien permitted by clauses (iii) through (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or addition of any direct or contingent obligor) of the Debt secured thereby; and

                  (vii) Liens existing as of the Effective Date as described on
         Schedule 5.02(a).

         (b) Loans. Make or hold, or permit any of its Subsidiaries to make or hold, loans or advances to any Person other than (i) loans or advances between or among the Borrower and any of its Subsidiaries, (ii) loans or advances to Affiliates of the Borrower in an aggregate principal amount at any one time outstanding not to exceed $100,000,000 provided that all such loans or advances made to Affiliates that are employees of the Borrower or any Subsidiary shall not exceed $25,000,000 in an aggregate principal amount at any one time outstanding, and (iii) loans or advances not otherwise permitted by clauses (i) and (ii) above in an aggregate amount at any one time outstanding not to exceed $40,000,000.

         (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that

                  (i) any of the Borrower's Subsidiaries may merge into the Borrower,

                  (ii) any Subsidiary of the Borrower that is not a Restricted Subsidiary may merge with any other Subsidiary of the Borrower that is not a Restricted Subsidiary,

                  (iii) any Subsidiary of a Guarantor may merge with any Guarantor or a Subsidiary of a Guarantor,

                  (iv) any Guarantor may merge with any other Subsidiary of the Borrower, and

                  (v) mergers in connection with acquisitions of Investments to the extent not prohibited pursuant to Section 5.02(e);

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation or, in the case of any merger to which a Guarantor, but not the Borrower, is a party, the surviving corporation is a Guarantor and is not (as a result of such merger) subject to any agreement described in Section 5.02(i)(iv).

         (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

                  (i) in a transaction authorized by subsection (c) of this Section,

                  (ii) the sale or other disposition to a third-party investor by the Borrower or any of its Subsidiaries of its rights to receive distribution fees and contingent deferred sales charges pursuant to a securitization program,

                  (iii) the Borrower and its Subsidiaries may, during any fiscal year of the Borrower, sell, lease, transfer or otherwise dispose of assets (including equity securities owned by such Persons) which generated up to, but not to exceed, twenty percent (20%) of the Consolidated operating income of the Borrower during the immediately preceding fiscal year of the Borrower;

                  (iv) any Subsidiary of the Borrower that is not a Restricted Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to the Borrower or a wholly-owned Subsidiary of the Borrower that is not a Restricted Subsidiary or a Guarantor;

                  (v) any Guarantor or any Subsidiary of a Guarantor may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any other Guarantor or a Subsidiary of a Guarantor; and

                  (vi) sales or other dispositions of obsolete equipment and furniture.

         (e) Investments. Make, or permit any of its Subsidiaries to make, any Investment in any Person unless each of the following conditions are satisfied:
(i) at the time of making, and after giving effect to, such Investment, no Event of Default shall have occurred and be continuing, and (ii) if and to the extent such Investment relates to the purchase or acquisition of all of the capital stock of, or all or substantially all of the assets of, such Person (A) such Person shall be in substantially similar lines of business as the Borrower and its Subsidiaries or businesses reasonably related or complimentary thereto, (B) after giving effect to such Investment, the Borrower will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 5.03, and (C) members of the board of directors of the Borrower or investing Subsidiary prior to such purchase or acquisition shall continue to constitute a majority of such members of such board immediately following the effectiveness of such purchase or acquisition.

         (f) Change in Nature of Business. Make, or permit any of its Significant Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

         (g) Charter Amendments. Amend, or permit any of its Significant Subsidiaries to amend, its certificate of incorporation or bylaws in a manner that has a Material Adverse Effect.

         (h) Accounting Changes. Make or permit, or permit any of its Significant Subsidiaries to make or permit, any material change in accounting policies or reporting practices, except (i) as required by the generally accepted accounting principles applicable to the Borrower or such Significant Subsidiary, or (ii) to adopt the International Financial Reporting Standards.

         (i) Limitations on Certain Restrictions on Subsidiaries. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting, conditioning or limiting (i) the payment of dividends by any Subsidiary of the Borrower, (ii) the payment of Debt of a Subsidiary of the Borrower to the Borrower or other Subsidiaries of the Borrower, (iii) the ability of any Subsidiary of the Borrower to guaranty Debt of the Borrower, or (iv) the creation or assumption of any Lien upon any of its material property or material assets, other than in each such case, (A) under this Agreement and the other Loan Documents in favor of the Administrative Agent and the Lenders and (in the case of clause (iv) immediately above) any other agreement that permits the granting of Liens in favor of the Lenders, (B) in connection with any Existing Debt (including any extensions or refinancing of any such Existing Debt), (C) restrictions contained in documents governing Debt of a Person that is acquired by, and not merged with or into, the Borrower or any Subsidiary of the Borrower, (D) as required by any law or regulation applicable to such Person or (E) with respect to clause (iv) above only, with respect to purchase money liens, capital leases and operating leases, but only as to the assets so purchased or leased.

         (j) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

         (k) Transactions with Affiliates. Conduct, or permit any of its Subsidiaries to conduct, transactions with any of their Affiliates except in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those which would be obtained in a comparable arm's-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to

                  (i) any transaction (A) between any Loan Parties, (B) between any Subsidiary of the Borrower that is not a Restricted Subsidiary and any other Subsidiary of the Borrower that is not a Restricted Subsidiary, (C) between any Guarantor and any of its Subsidiaries, and
         (D) between the Borrower or any of its Subsidiaries and their respective employees to make loans to such employees for purposes of exercising stock options of such employees and paying tax liabilities of such employees associated therewith, provided that the total of all such loans shall not exceed $25,000,000 in an aggregate principal amount at any one time outstanding, and

                  (ii) transactions between the Borrower or any Subsidiary or other Investment Company sponsored by the Borrower or any Subsidiary or for which the Borrower or any Subsidiary provides advisory, administrative, supervisory, management, consulting, underwriting or similar services, that are otherwise permissible under the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the applicable management contract.

         (l) Non-Guarantor Subsidiary Debt. Permit its Subsidiaries, other than Subsidiaries that are Guarantors, collectively to incur Adjusted Debt in excess of $100,000,000 in aggregate principal amount at any one time outstanding; provided, however, that the foregoing restriction shall not apply to any Adjusted Debt of a Subsidiary (including any Person that will be or become a Subsidiary) of the Borrower that is incurred or assumed in connection with a transaction that is permitted pursuant to Section 5.02(e)(ii).

         Section 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

         (a) Debt/EBITDA Ratio. Maintain at the end of each fiscal quarter of the Borrower a Debt/EBITDA Ratio of not greater than 3.25:1.00.

         (b) Coverage Ratio. Maintain at the end of each fiscal quarter of the Borrower a ratio of EBITDA for the four consecutive fiscal quarters of the Borrower ended on or immediately prior to the date of determination to interest payable on, and amortization of debt discount in respect of, Adjusted Debt for such period, of not less than 4.00:1.00.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

         Section 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

         (b) Any representation or warranty made by the Borrower or any Loan Party under any Loan Document or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

         (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (j), 5.02 or 5.03, or
(ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

         (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 (or the equivalent thereof in any other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

         (e) The Borrower or any of its Significant Subsidiaries or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries or any Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

         (f) Any judgment or order for the payment of money in excess of $50,000,000 (or the equivalent thereof in any other currencies) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order in excess of $50,000,000 (or the equivalent thereof in any other currencies) is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such excess amount; or

         (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 33% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or

         (i) Any ERISA Event shall have occurred with respect to a Plan, or any Loan Party or any ERISA Affiliate shall have incurred or be reasonably expected to incur liability under Section 4064 or 4069 of ERISA, and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates incurred or expected to be incurred with respect to Section 4064 or 4069 of ERISA or related to such ERISA Event) exceeds $25,000,000; or

         (j) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $5,000,000 per annum; or

         (k) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000;

         (l) Any governmental authority or regulatory body shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts the Borrower or any of its Subsidiaries in a manner that has a Material Adverse Effect; or

         (m) Any material provision of the Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing, but in either case, only if such event could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances and the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable and pursue all rights under the Guaranty, whereupon the Advances and the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary or any Guarantor under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, reorganization or other similar debtor relief laws of the United States or the United Kingdom, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         Section 6.02 Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Notes have automatically become immediately due and payable as set forth in Section 6.01), any amounts received on account of the Notes, all interest thereon and all other amounts payable under this Agreement (and with Advances, collectively referred to in this Section 6.02 as the "Obligations") shall be applied by the Administrative Agent in the following order:

         First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under
Article II) payable to the Administrative Agent in its capacity as such;

         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

         Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on any Swing Line Loans, payable only to the Swing Line Lender;

         Fourth, to payment of that portion of the Obligations constituting unpaid principal on any Swing Line Loans, payable only to the Swing Line Lender;

         Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on any of the Advances (other than Swing Line Loans), payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fifth held by them;

         Sixth, to payment of that portion of the Obligations constituting unpaid principal on any of the Advances (other than Swing Line Loans), ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

                                  ARTICLE VII

                              Administrative Agent

         Section 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

         Section 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

         Section 7.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

         (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

         (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

         (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, provided, such limitation of liability of the Administrative Agent shall not prohibit or limit any cause of action the Borrower may otherwise have against any Lender. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

         The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

         Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

         Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

         Section 7.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section; provided, such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

         Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder,
(a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (b) the Swing Line Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.

         Section 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

         Section 7.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

         Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

         (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, and all other amounts, due the Lenders and the Administrative Agent under Section 8.04) allowed in such judicial proceeding; and

         (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.04.

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting any amount owing by a Loan Party to a Lender or the Administrative Agent or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         Section 7.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

         Upon request by the Administrative Agent at any time, the Lenders shall promptly confirm in writing the Administrative Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.10.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

         (a) waive any condition set forth in Section 3.01 without the written consent of each Lender;

         (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated) or require any Lender to make Advances in any currency other than Dollars or Sterling without the written consent of such Lender;

         (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

         (d) reduce the principal of, or the rate of interest specified herein on any Advance, or (subject to clause (iii) of the last proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

         (e) change Section 2.15 or Section 6.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

         (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

         (g) and except in connection with permitted asset sales under Section 5.02(d) and other transactions permitted hereunder and in accordance with
Section 7.10 hereof, release any Guarantor from the Guaranty without the written consent of each Lender;

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

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended and no payment due such Lender may be reduced or extended without the consent of such Lender.

         Section 8.02 Notices; Effectiveness; Electronic Communication

         (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to the Borrower, the Administrative Agent or the Swing Line Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Person on Schedule 8.02; and

                  (ii) if to any other Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified in the signature block for such Lender included in the signature pages attached hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

         (b) Electronic Communications. Notices and other communications to the Lenders hereunder, except for any notice of service of process under Section
8.12 or otherwise which shall be given in writing only as provided by applicable law, may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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

         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

         (c) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

         (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

         (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Swing Line Loan Notices) that the Administrative Agent or such Lender reasonably believes has been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient,

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

varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that the Administrative Agent, such Lender or such Related Party reasonably believes has been given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         Section 8.04 Expenses; Indemnity; Damage Waiver

         (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent, any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or the Notes issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Notes.

         (b) Indemnification by The Borrower. The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and each Related Party of the foregoing Persons (each, an "Indemnified Party") from and against (i) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees, charges, disbursements and expenses of counsel for any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or therein, the actual or proposed use of the proceeds of the Advances, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the

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

indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

         (c) Other Costs. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made (i) by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c) or (d), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, (ii) by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrower pursuant to Section 8.11, or (iii) as part of a distribution by the Administrative Agent to a Lender as a result of a Commitment Increase pursuant to Section 2.05(c), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance, less the return such Lender reasonably expects to receive on its redeployment of funds.

         (d) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.02(e).

         (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except as a result of such Indemnified Party's gross negligence of willful misconduct.

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

         (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section and Sections 2.11 and 2.14 herein shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other obligations of the Borrower and any other Loan Party in connection with any Loan Document.

         Section 8.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

         Section 8.06 Successors and Assigns.

         (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except by operation of law or to the extent permitted hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that

                  (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with

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

         respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

                  (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not apply to rights of the Swing Line Lender in respect of Swing Line Loans;

                  (iii) any assignment of a Commitment must be approved by the Administrative Agent and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender, provided that the approval of the Administrative Agent shall not be required in the case of an assignment of a Commitment to an Affiliate of a Lender (in either case, whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and provided further that such approval shall not be unreasonably withheld or delayed; and

                  (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 8.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, and the Administrative Agent shall further deliver such administrative questionnaire to the Borrower.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations it may theretofore have as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

         (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

         (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender's participations in Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

         Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to
Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

         (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender.

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

         (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

         (h) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to
Section 2.03(c). Upon the appointment of a successor and acceptance of such appointment by the Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.

         Section 8.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a

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

Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually known to or caused by the disclosing party or
(y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

         For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws with respect to Lenders subject to such laws and only to the extent such laws are applicable to such Lender.

         Section 8.08 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         Section 8.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.

         Section 8.11 Replacement of Lenders. (i) If any Lender requests compensation under Section 2.11, (ii) if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (iii) if any

Lender is, or within 15 Business Days of such assignment or delegation was, a Defaulting Lender, (iv) if any Lender is unable to make Eurocurrency Rate Advances pursuant to Section 2.12, or (v) if any Lender shall fail to provide any consent, or consent to any waiver or amendment, agreed to by the Required Lenders then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

         (a) the Borrower shall have paid (or cause to be paid) to the Administrative Agent the assignment fee specified in Section 8.06(b);

         (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

         (c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to
Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

         (d) such assignment does not conflict with applicable Laws;

         (e) no Default or Event of Default shall have occurred and be continuing; and

         (f) such parties to the assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and the assignee shall deliver to the Administrative Agent an administrative questionnaire.

         A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

         Section 8.12 Jurisdiction, Etc.

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Borrower c/o AVZ Inc. at its offices at 1315 Peachtree Street N.E., Suite 500, Atlanta, Georgia 30309, Attention: General Counsel (the "Process Agent"), and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Borrower shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) To the extent that the Borrower has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

         Section 8.13 Judgment.

         (a) Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such other currency with Dollars in New York City, New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

         (b) Indemnity. The obligation of the Borrower in respect of any sum due from it to the Administrative Agent or any Lender hereunder or under any Note shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent or such Lender, as the case may be, may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any the Administrative Agent or any Lender in Dollars, the Administrative Agent or such Lender agrees to remit to the Borrower such excess.

         Section 8.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.15 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                AMVESCAP PLC

                                 By:    /s/ Robert H. Hamilton
                                    -------------------------------------------
                                    Name:  Robert H. Hamilton
                                    Title: Treasurer

                                ADMINISTRATIVE AGENT:

                                BANK OF AMERICA, N.A., as Administrative
                                Agent


                                 By:    /s/ Sean W. Cassidy
                                    -------------------------------------------
                                    Name:  Sean W. Cassidy
                                    Title: Senior Vice President

                                LENDERS:

$95,000,000.00                  BANK OF AMERICA, N.A., as a Lender




                                 By:    /s/ Sean W. Cassidy
                                    -------------------------------------------
                                    Name:  Sean W. Cassidy
                                    Title: Senior Vice President

$95,000,000.00                   CITIBANK N.A., as a Lender



                                 By:    /s/ Alex Duka
                                    -------------------------------------------
                                    Name:  Alexander F. Duka
                                    Title: Managing Director

$85,000,000.00                  HSBC BANK USA,
                                NATIONAL ASSOCIATION, as a Lender




                                 By:    /s/ Scott H. Buitekant
                                    -------------------------------------------
                                    Name:  Scott H. Buitekant
                                    Title: Senior Vice President

$85,000,000.00                  JPMORGAN CHASE BANK, N.A., as a Lender




                                 By:    /s/ Jeanne O' Connell Horn
                                    -------------------------------------------
                                    Name:  Jeanne O' Connell Horn
                                    Title: Vice President

$85,000,000.00                  WACHOVIA BANK, NATIONAL
                                ASSOCIATION, as a Lender




                                 By:    /s/ Douglas E. Blackman
                                    -------------------------------------------
                                    Name:  Douglas E. Blackman
                                    Title: Managing Director

$65,000,000.00                  DEUTSCHE BANK AG, NEW YORK
                                BRANCH, as a Lender




                                 By:    /s/ Gayma Z. Shvnarain
                                    -------------------------------------------
                                    Name:  Gayma Z. Shvnarain
                                    Title: Director




                                 By:    /s/ Kathleen Bowers
                                    -------------------------------------------
                                    Name:  Kathleen Bowers
                                    Title: Director

$65,000,000.00                  SUNTRUST BANK ATLANTA, as a Lender




                                 By:    /s/ Bradley J. Staples
                                    -------------------------------------------
                                    Name:  Bradley J. Staples
                                    Title: Managing Director

$55,000,000.00                  CIBC INC., as a Lender




                                 By:    /s/ Dominic J. Serresso
                                    -------------------------------------------
                                    Name:  Dominic J. Serresso
                                    Title: Executive Director
                                    CIBC World Markets Corp., as Agent

$55,000,000.00                  ROYAL BANK OF CANADA EUROPE
                                LIMITED, as a Lender




                                 By:    /s/ Julie Evans
                                    -------------------------------------------
                                    Name:  Julie Evans
                                    Title: Authorised Signatory

$43,000,000.00                  THE BANK OF NEW YORK, as a Lender




                                 By:    /s/ Michael Pensari
                                    -------------------------------------------
                                    Name:  Michael Pensari
                                    Title: Vice President

$43,000,000.00                  BARCLAYS BANK PLC, as a Lender




                                 By:    /s/ A.L. Garside
                                    -------------------------------------------
                                    Name:  A.L. Garside
                                    Title: Relationship Director

$43,000,000.00                  BNP PARIBAS, as a Lender




                                 By:    /s/ Marguerite L. Lefon
                                    -------------------------------------------
                                    Name:  Marguerite L. Lefon
                                    Title: Vice President




                                 By:    /s/ Barry K. Chung
                                    -------------------------------------------
                                    Name:  Barry K. Chung
                                    Title: Vice President

$43,000,000.00                  STATE STREET BANK AND TRUST
                                COMPANY, as a Lender




                                 By:    /s/ Karen A. Gallagher
                                    -------------------------------------------
                                    Name:  Karen A. Gallagher
                                    Title: Vice President

$43,000,000.00                  THE TORONTO-DOMINION BANK, as a
                                Lender




                                 By:    /s/ Neva Nesbitt
                                    -------------------------------------------
                                    Name:  Neva Nesbitt
                                    Title: Manager